SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
FIDELITY SOUTHERN CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
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☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 27, 2017

The Annual Meeting of Shareholders of Fidelity Southern Corporation will be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 27, 2017, at 3:00 p.m. for the following purposes:

1.	To elect nine directors to serve until their successors are duly elected and qualified at the next Annual Meeting of Shareholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	An advisory (non-binding) vote to approve executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 6, 2017, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

It is important that your shares be presented and voted at the meeting. You can vote your shares over the Internet or by telephone. You may also vote by completing, signing, dating, and returning the Proxy Card in the envelope provided. For specific instructions on how to vote your shares, see the information beginning on page one of the Proxy Statement.

A Proxy Statement, a Proxy Card, and a copy of Fidelity Southern Corporation’s 2016 Annual Report to Shareholders, including its Form 10-K, are enclosed.

By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary

March 23, 2017

Nonqualified Deferred Compensation	17
Nonqualified Deferred Compensation at December 31, 2016	18
Agreements with Executive Officers and Post-Employment Compensation	18
Tax and Accounting Considerations	18
Executive Share Ownership Guidelines	19
Compensation of Nonemployee Directors	19
Compensation Committee Report on Executive Compensation	19
Compensation Committee Interlocks and Insider Participation	20
Certain Relationships and Related Party Transactions	20
Code of Ethics	20
Security Ownership of Certain Beneficial Owners and Management	20
Section 16(a) Beneficial Ownership Reporting Compliance	22
Audit Committee Report	22
Independent Registered Public Accounting Firm	22
Fees Paid by Fidelity to Ernst & Young LLP	22
Shareholder Proposals	23
Communications With Fidelity and The Board	23
Other Matters That May Come Before the Annual Meeting	23

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of Fidelity Southern Corporation (“Fidelity” or “Company”) in connection with the Annual Meeting of Shareholders (“Annual Meeting”) to be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 27, 2017, at 3:00 p.m., and at any adjournment thereof. This Proxy Statement, the enclosed Proxy Card, and Fidelity’s 2016 Annual Report to Shareholders, including its Form 10-K, are being mailed to our shareholders on or about March 23, 2017.

Your vote is very important. For this reason, the Board of Directors is requesting that you permit your shares of common stock of Fidelity (the “Common Stock”) to be represented at the Annual Meeting by the Proxy Committee elected by the Board of Directors and composed of Wm. Millard Choate and H. Palmer Proctor, Jr.

What Am I Voting On?

There are three proposals that will be presented for your consideration at the Annual Meeting:

•	To elect nine directors;

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	An advisory (non-binding) vote to approve executive compensation.

Other business may be addressed at the Annual Meeting if it properly comes before the Annual Meeting. However, we are not aware of any such other business.

Who Can Vote?

Each shareholder of record at the close of business on March 6, 2017, is entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Each share of Fidelity Common Stock entitles the shareholder to one vote on any matter coming before a meeting of Fidelity shareholders. On March 6, 2017, the record date for the Annual Meeting, there were 26,354,790 shares of Fidelity Common Stock outstanding and eligible to vote. The enclosed Proxy Card shows the number of shares that you are entitled to vote. If you own any shares in Fidelity’s Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan, the enclosed Proxy Card includes the number of shares you had in each plan on the record date for the Annual Meeting, as well as the number of shares registered in your name. If you hold shares of Common Stock in the Company’s 401(k) Plan, you will receive a separate Proxy Card for those shares. Follow the voting instructions included with the Proxy Card.

How Do I Cast My Vote?

If you hold your shares of Common Stock in your name as a holder of record (either in certificates, book entry, or in the Direct Stock Purchase and Dividend Reinvestment Plan, the Employee Stock Purchase Plan, or the 401(k) Plan), there are three ways you can vote by proxy:

By Internet	Go to www.investorvote.com/LION and follow the instructions when prompted.
You will need to have the control number that appears on your Proxy Card.

By Telephone	Call 1-800-652-VOTE (8683) and follow the recorded instructions. You will also need your control number referred to above.

By Mail	Complete, sign, date, and return the Proxy Card you received in the mail.

If you received more than one Proxy Card, this means you hold shares of our Common Stock in more than one account. You must complete, sign, date, and return each Proxy Card, or vote all shares over the Internet or by telephone for each of your accounts. If you vote by the Internet or by telephone, you should not mail back a Proxy Card for those shares.

We encourage you to vote your shares by proxy, even if you plan to attend the Annual Meeting.

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and do not vote either by Internet, telephone, a completed and signed Proxy Card, or in person at the Annual Meeting, your shares will not be voted.

If you hold your shares in a brokerage account or through another nominee, your broker or nominee (the “record holder”) is forwarding these Proxy materials to you along with voting instructions. The record holder is required to vote your shares in accordance with your instructions. If you do not give the record holder instructions, the record holder has the authority to vote your shares on certain “routine” matters. At the Annual Meeting, the proposal relating to the ratification of auditors is deemed a “routine” matter, which means that the record holder can vote your shares for this matter if you do not timely provide instructions. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully.

Every vote is important! Please vote your shares promptly.

What are Broker Non-Votes?

A broker “non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a “non-routine” matter. The proposals relating to election of directors and the advisory (non-binding) vote to approve executive compensation are “non-routine” matters for which a nominee will not have the discretion to vote without voting instructions from the beneficial owner. Broker non-vote shares will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. The effect of a broker non-vote on the outcome of the vote on a proposal will depend on the applicable voting standard for the proposal. For instance, if the approval of the proposal requires the affirmative vote of a majority of the outstanding shares, a broker non-vote would have the effect of a negative vote in determining the outcome of the vote on the proposal. On the other hand, if the approval of the proposal requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, a broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on the proposal.

Can I Change My Vote?

If you are the record holder of the shares, you may change your vote by:

•	Submitting written notice of revocation to our Corporate Secretary;

•	If you voted by the Internet or by telephone, voting again over the Internet or by telephone prior to the deadline of 11:59 p.m. Eastern Time on April 26, 2017;

•	If you completed and returned a Proxy Card, submitting a new Proxy Card with a later date and returning it prior to the vote at the Annual Meeting; or

•	Attending the Annual Meeting in person and voting your shares by ballot at the meeting.

If you hold your shares in a brokerage account or through another nominee, you should contact your broker or other nominee regarding the revocation of proxies.

If you participate in our Direct Stock Purchase and Dividend Reinvestment Plan, the Employee Stock Purchase Plan, or the 401(k) Plan, you may change your vote by submitting new voting instructions to the administrator or custodian of the Plan.

What Quorum is Needed to Hold the Annual Meeting?

In order to conduct the Annual Meeting, a majority of Fidelity shares entitled to vote must be present in person or by Proxy. This is called a quorum. If you return a valid Proxy Card or elect to vote by Internet, by telephone, or in person at the Annual Meeting, you will be considered part of the quorum.

Abstentions, withheld votes, and broker non-votes will be counted as present at the Annual Meeting for purposes of determining whether the quorum requirement is satisfied.

Based on 26,354,790 shares of Common Stock outstanding on March 6, 2017, the record date for the Annual Meeting, 13,177,396 shares of Common Stock would be required to be present in person or by proxy for a quorum to be obtained.

What Vote is Needed?

The nine nominees for director receiving the highest vote totals will be elected as directors of Fidelity. All other matters will be decided by the affirmative vote of the majority of the votes cast at the Annual Meeting.

What is our Voting Recommendation?

Our Board of Directors recommends that you vote “FOR” each of the three proposals.

Proxy Solicitation

Fidelity will bear the expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement. Fidelity will furnish solicitation materials to banks, brokerage houses, and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Common Stock, and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of Fidelity who will not be additionally compensated therefor may solicit proxies in person or by telephone, email, or other means.

Important Notice Regarding the Availability of Proxy Materials
We have posted materials related to this year’s Annual Meeting on the Internet. The materials listed below are available on a secure Internet website located at https://materials.proxyvote.com/316394. This website is compliant with regulatory standards and does not utilize tracking cookies or site visit intelligence tracking.

•	This Proxy Statement for this year’s Annual Meeting, and

•	Fidelity’s 2016 Annual Report to Shareholders, including its Form 10-K, filed with the Securities and Exchange Commission on March 14, 2017 (the “2016 Annual Report”).

PROPOSAL # 1 - ELECTION OF DIRECTORS

Shareholder Nominees
The policy of the Nominating & Governance Committee is to consider proposed nominations for membership on the Board of Directors properly submitted by shareholders who own at least 1,000 shares of Common Stock of Fidelity and have held the stock for at least one year. Any proposed nomination by a shareholder for consideration by the Nominating & Governance Committee must include the proposed nominee’s name and qualifications and a statement to the effect that the proposed nominee has agreed to the submission of his/her name as a candidate for nomination as a director. The proposed nomination should be sent to the Chairman of the Nominating & Governance Committee of Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. In order to timely consider any candidate, the shareholder must submit the recommendation on or before November 1 immediately preceding the next annual meeting of shareholders. None of our qualifying shareholders nominated any prospective nominees to our Nominating & Governance Committee for consideration at the Annual Meeting.

Identifying and Evaluating Nominees for Director
The Nominating & Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Nominees for director are selected for their character, judgment, diversity, acumen, ability to work with others, and their ability to act for the benefit of Fidelity and its shareholders. The Nominating & Governance Committee evaluates the totality of the merits of each prospective nominee and does not restrict itself by establishing minimum qualifications or attributes. The Nominating & Governance Committee has a written policy regarding diversity that seeks to provide the Board with a depth of experience and differences in viewpoints and skills. The Nominating & Governance Committee’s Director Qualification Standards and Procedure for Identifying and Evaluating Candidates is available under the Investor Relations section of our website at

www.fidelitysouthern.com, under the heading “Director Qualifications.” Information contained on any of our websites is not part of this Proxy Statement.
The name of any candidate for nomination as a director may be submitted to the Nominating & Governance Committee by shareholders, as described above, and directors. The Nominating & Governance Committee will review the qualifications of each candidate submitted and conduct such inquiries as it determines appropriate. There is no difference in the manner by which the Nominating & Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified. The Nominating & Governance Committee recommends, by a majority vote of its members, to the entire Board of Directors those director candidates it believes will best serve Fidelity and its shareholders, meet the qualifications set forth in the director qualification standards, and have such other requisite skills and knowledge deemed necessary by the Nominating & Governance Committee.

The number of directors is currently set at nine by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors or of the shareholders, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting of shareholders or until their successors are elected and qualified.

Fidelity’s Board of Directors has determined that each member of its Board, other than James B. Miller, Jr., Chief Executive Officer of Fidelity, and H. Palmer Proctor, Jr., President of Fidelity, were “independent” during 2016 as defined in the NASDAQ Marketplace Rules.

In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee unless the Board of Directors or shareholders by resolution provide for a lesser number of directors, but in no event will the proxy be voted for more than nine nominees. Management has no reason to believe that any nominee will not serve if elected.

Nominating & Governance Committee Report

The Nominating & Governance Committee reviewed the qualifications of the director nominees, found them to meet the criteria for directors established by the Nominating & Governance Committee, and recommended the slate to the Board of Directors as director nominees for election at this year’s Annual Meeting.

Major General (Ret) David R. Bockel, Chairman
Dr. Donald A. Harp, Jr.
Kevin S. King, Esq.
Rankin M. Smith, Jr.

Information about Nominees for Director

The following information as of March 6, 2017, has been furnished by the respective nominees for director. All nominees for election to the Board of Directors set forth in this Proxy Statement currently serve as directors of Fidelity. Except as otherwise indicated, each nominee has been engaged in his present principal employment, in the same position, for more than five years. As described below, the Nominating & Governance Committee, after giving consideration to the Company’s business operations and corporate structure, has determined that each nominee is qualified to serve on the Board.

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information
James B. Miller, Jr. (1)	76	1979
Chairman of the Board and Chief Executive Officer of Fidelity since 1979. President of Fidelity from 1979 to April 2006. A director of Fidelity Bank, a wholly owned subsidiary of Fidelity, since 1976; President of Fidelity Bank from 1977 to 1997 and from December 2003 through September 2004; and Chief Executive Officer of Fidelity Bank from 1977 to 1997, and from December 2003 until present. Chairman of Fidelity Bank since 1998. Chairman of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. Chairman of Berlin American Companies and other family investment companies since 1977. A director of Interface, Inc., the world’s largest carpet tile manufacturing company, since 2000, and of American Software Inc., a software development company, since 2002.

Mr. Miller’s education and experience as an attorney and experience running a company in Germany, in addition to the years of experience employed as an executive officer of Fidelity, serving on Fidelity’s Board of Directors, as well as serving on the boards of various community organizations and public companies, qualify him to serve as a director.

Major General (Ret) David R. Bockel (2) (3) (4)	72	1997
State Chairman, Georgia Employer Support of the Guard and reserve since October 2015. President, Bravo Victor Fund for Cobb Superior Courts Veterans’ Court since May 2015. Veterans Program Liaison for the Governor’s Office of Workforce Development from July 2013 to December 2014. Executive Director, Georgia Military Affairs Coordinating Committee, Georgia Chamber of Commerce, from October 2011 until July 2013. Executive Director, Reserve Officers Association of the United States, a 63,000 member organization headquartered in Washington, D.C., from November 2009 to September 2011 and Deputy Executive Director, from October 2003 to November 2009. Vice Chairman of USO of Georgia since February 2012. A director of Fidelity Bank since 1997.

Major General (Ret) Bockel’s previous experience as founder and head of Bockel & Company, an advertising and marketing company, his military experience commanding 18,000 soldiers with responsibility for military facilities and equipment over five states, and his previous positions qualify him to serve as a director.

Wm. Millard Choate	64	2010
Founder and President of Choate Construction Company, a commercial construction and interior construction firm with offices headquartered in Atlanta, Georgia, since 1989. A director of Fidelity Bank since April 2010.
The experience Mr. Choate received founding his company and establishing all operations, procedures, banking, insurance and bonding relationships, marketing, preconstruction estimating, and technology, in addition to his degrees in economics and business, qualify him to serve as a director.

Dr. Donald A. Harp, Jr. (1) (2) (3) (4)	78	2008
Adjunct Professor, Candler School of Theology, Emory University, since September 2008. Minister Emeritus of Peachtree Road United Methodist Church since July 2008. A director of Fidelity Bank since 2008.
Dr. Harp brings to the Board of Directors his experience of over 20 years managing a $7 million church budget and 60 member staff as Senior Minister of Peachtree Road United Methodist Church from 1988 to July 2008, as well as his membership on many non-profit boards and experience as mayor pro-tem of a city with budget and other management responsibilities, which qualify him to serve as a director.

Kevin S. King, Esq. (1) (2) (4)	69	1998
An attorney in Georgia from 1972 to present. A director of Fidelity Bank since 1998.
Mr. King’s qualifications to serve as director include degrees earned in accounting and law, and various business and legal positions over 40 years, including executive vice president/general counsel, a member of several for profit and non-profit boards, and as a lawyer in private practice.

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information
William C. Lankford, Jr. (3)	67	2010
Member of Moore Stephens Tiller, LLC, from 1979 to present. A director of Fidelity Bank since January 2010.
Mr. Lankford’s position as a CPA, serving as Managing Member of his firm from 1990 to 2009, with broad accounting, tax, and business experience gained from being in public practice for over 40 years qualify him to serve as a director.

H. Palmer Proctor, Jr. (1)	49	2004
President of Fidelity since April 2006. President of Fidelity Bank since October 2004. Director and Secretary/Treasurer of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. A director of Fidelity Bank since 2004. A director of Brown and Brown, Inc., an independent insurance intermediary, since 2012.
As an executive of Fidelity and Fidelity Bank, Mr. Proctor offers expertise in financial services and a unique understanding of our markets, operations, and competition, which qualify him to serve as a director.

W. Clyde Shepherd III (3)	56	2003
President of Plant Improvement Co., Inc., a highway construction/real property lessor company located in Atlanta, Georgia, since 1997. President or Vice President/Secretary of Toco Hill, Inc., a real estate/lessor and investment company located in Atlanta, Georgia, since 1983. Manager and partner of WCS Investment Partnership, LLLP, an active investment holding company located in DeKalb County and Walton County, Georgia, since 2003. A director of Fidelity Bank since 1998.

Mr. Shepherd’s extensive business experience as head of highway construction, investment, and real property lessor companies, as well as degrees earned in the fields of finance and economics, qualify him to serve as a director.

Rankin M. Smith, Jr. (2) (4)	69	1987
Owner and Manager of Seminole Plantation, a shooting preserve located in Thomasville, Georgia, since 1991. Member of the Board of Advisors of the Farmers & Merchants Bank, Monticello, FL, since March 2011. Director of Archbold Medical Foundation from 2005 to present, and Chairman of the Board of Trustees of Thomas University since 2015. A director of Fidelity Bank since 1987.
Mr. Smith brings to the Board of Directors his many years of experience as a member and executive of various organizations, which qualify him to serve as a director.

(1)    Member of the Executive Committee of the Board of Directors
(2)    Member of the Compensation Committee of the Board of Directors
(3)    Member of the Audit Committee of the Board of Directors
(4)    Member of the Nominating & Governance Committee of the Board of Directors

There are no family relationships between any director, executive officer, or nominee for director of Fidelity or any of its subsidiaries.

Recommendation
The Board of Directors recommends a vote “FOR” each of the above nominees for director.

PROPOSAL # 2 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of Fidelity has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and is submitting such appointment to the shareholders for ratification.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of Fidelity at the Annual Meeting.

Recommendation
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL # 3 - ADVISORY (NON-BINDING) VOTE TO APPROVE
EXECUTIVE COMPENSATION

We are asking the shareholders to vote, on an advisory basis, to approve the compensation of our Chairman and principal executive officer, our principal financial officer, and two other executive officers (the “Named Executive Officers”) as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation agreements and practices described in this Proxy Statement. This vote is advisory and is, therefore, not binding on us or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation.

Because the Board believes that the compensation of our Named Executive Officers as described in “Executive Compensation” appropriately addresses the Company’s objectives in connection with executive compensation, it recommends that the shareholders approve the following advisory resolution:

RESOLVED that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion included in this Proxy Statement, pursuant to Item 402 of SEC Regulation S-K.

Recommendation

The Board of Directors recommends a vote “FOR” this proposal.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2016, the Board of Directors held seven meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees on which the director served. Fidelity has an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and an Executive Committee.

Directors are encouraged to attend the Annual Meeting of Shareholders. All directors attended the 2016 Annual Meeting of Shareholders.

The Board believes that our Chief Executive Officer is best situated to serve as Chairman of the Board of Directors because he is most familiar with our business and strategy, and is, therefore, the most appropriate director to lead discussions of our strategy and risk. Our independent directors bring experience, oversight, and expertise from outside the Company and industry, while our Chief Executive Officer provides company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes effective and thorough meetings and discussions and facilitates the flow of information between management and the Board. The Board established the position of Lead Director and selected Dr. Donald A. Harp, Jr. as Lead Director to preside at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board.

Both the Board as a whole and its committees play an active role in overseeing management of our risks. The Board regularly reviews information with members of senior management regarding our strategy and key areas of the Company including operations, finance, legal, and regulatory, as well as the risks associated with each. The Board’s Compensation Committee is responsible for overseeing the management of risks related to our executive compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The Audit Committee oversees management of financial risks. The Nominating & Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

Audit Committee
Fidelity has a separately designated standing Audit Committee that oversees the financial and accounting reporting process, assures that an audit program is in place to protect the assets of Fidelity, assures that adequate internal controls exist, oversees the internal audit function, reviews the Report of Management on Internal Control Over Financial Reporting and related testing and documentation. The Audit Committee is responsible for the appointment, fee negotiation, and oversight of the external auditor. During 2016, the Audit Committee held eight meetings.
The Audit Committee is governed by a written charter approved by the Audit Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
The Board of Directors of Fidelity has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee. In addition, each member of the Audit Committee is independent and qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current member composition of the Audit Committee satisfies the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. Members of the Audit Committee are Dr. Donald A. Harp, Jr. (Chairman); Major General (Ret) David R. Bockel; William C. Lankford, Jr.; and Clyde Shepherd III.
Nominating & Governance Committee
The purpose of the Nominating & Governance Committee is to assist the Board in establishing qualifications for Board membership, and identifying and selecting qualified candidates to be nominated for election to the Board. The Nominating & Governance Committee recognizes that each of the directors is well qualified to serve on any committee and, consequently, agrees with how they may choose to serve. The Nominating & Governance Committee also monitors and makes recommendations to the Board regarding corporate governance guidelines and matters applicable to the Company; and leads and oversees periodic assessments and evaluations of the performance and membership of the Board and its various committees.

The Nominating & Governance Committee also utilizes the Director Qualifications Standards and Procedures for Identifying and Evaluating Candidates, which sets out the process for selecting nominees for directors based on their character, judgment, diversity, acumen, ability to work with others, and their ability to act for the benefit of the Company and its shareholders. The Board of Directors and Nominating & Governance Committee of the Board will consider all director/shareholder nominees properly recommended by any Fidelity shareholders in accordance with the standards described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must own at least 1,000 shares of Common Stock and must provide timely written notice to the Board of Directors in accordance with the procedures included in the Director Qualifications Standards and Procedures for Identifying and Evaluating Candidates. The following is a summary of these procedures:

•	In order to be considered timely, a nomination for the election of a director must be received by November 1 immediately preceding the next annual meeting of the shareholders;

•	A shareholder nomination for director must set forth, as to each nominee:

1.	The name of the candidate for nomination as a director;

2.	A signed written statement by the nominee that he/she would serve, if elected;

3.	The number of shares of Common Stock of the Company that are beneficially owned by the nominee and the period of time the shares have been held;

4.	The curriculum vitae of the nominee; and

5.	Any other document evidencing the fact that the proposed nominee meets all of the requirements.

The Director Qualifications Standards and Procedures for Identifying and Evaluating Candidates are available under the Investor Relations section of our website at www.fidelitysouthern.com.

Fidelity’s Board has determined that the members of our Nominating & Governance Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. The Nominating Committee held two meetings during 2016. Members of the Nominating & Governance Committee are Major General (Ret) David R. Bockel (Chairman); Dr. Donald A. Harp, Jr.; Kevin S. King, Esq.; and Rankin M. Smith, Jr.
The Nominating & Governance Committee is governed by a written charter approved by the Nominating & Governance Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
Compensation Committee
The primary functions of the Compensation Committee are to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the determination of goals and objectives of the Company’s executive compensation program, to evaluate performance relative to those goals and objectives, to determine the remuneration of the Chairman and President and to review and consider their evaluations of the performance of other executive officers, and to grant equity incentives and administer Fidelity’s benefit plans. In addition, the Compensation Committee is responsible for reviewing and evaluating compensation and benefit plans for all officers and employees to ensure they are appropriate, competitive, and properly reflect Fidelity’s objectives and performance. Likewise, the Compensation Committee is responsible for reviewing and discussing the Compensation Discussion and Analysis and recommending its inclusion in this Proxy Statement. Fidelity’s Board of Directors has determined that the members of our Compensation Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. During 2016, the Compensation Committee held two meetings. Members of the Compensation Committee are Major General (Ret) David R. Bockel (Chairman); Dr. Donald A. Harp, Jr.; Kevin S. King, Esq.; and Rankin M. Smith, Jr.
The Compensation Committee is governed by a written charter approved by the Compensation Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
Executive Committee
The Executive Committee is authorized to exercise any and all of the powers of the Board of Directors in the management of the business and affairs of Fidelity except where specific power is reserved to the Board of Directors by the Bylaws or by applicable law. During 2016, the Executive Committee did not hold a meeting. Members of the Executive Committee are James B. Miller, Jr. (Chairman); H. Palmer Proctor, Jr.; Dr. Donald A. Harp, Jr., and Kevin S. King, Esq.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Objectives of Executive Compensation Program
The objectives of our executive compensation program are to:

•
Provide competitive levels of compensation which take into account not only annual but long-term performance goals and the strategic objectives outlined in our strategic plan, all designed with the ultimate objective of improving shareholder value;

•	Attract, hire, and retain well-qualified, experienced, ethical, motivated, and dedicated executives;

•	Evaluate the performance of executive officers in a changing regulatory, economic, interest rate, and credit quality environment;

•
Reward executives based on corporate performance, the attainment of long-term goals and strategic objectives, the level of each executive’s initiative, responsibility, and achievements, and how effectively risk is managed; and

•	Provide competitive financial security for executives and dependents in the event of a change in control, death, disability, or retirement.

What our Executive Compensation Program is Designed to Reward
Our executive compensation program is designed to recognize and reward both corporate and individual performance primarily through competitive salary arrangements, annual incentive compensation plans, restricted stock awards, stock option grants, employment agreements, deferred compensation plans, life insurance programs, certain perquisites, and other broad-based employee benefit plans such as our 401(k) Plan.

How We Choose the Amounts for Each Element of Compensation
The Compensation Committee annually evaluates and recommends to the independent directors the salary and total remuneration of James B. Miller, Jr., our Chairman and principal executive officer, and H. Palmer Proctor, Jr., our President, and reviews and considers their evaluation of the other executive officers (the “Named Executive Officers”). During 2016, our Named Executive Officers were James B. Miller, Jr.; Stephen H. Brolly, our Chief Financial Officer; H. Palmer Proctor, Jr.; and David Buchanan, a Vice President. This review was based on each executive officer’s individual achievements and contributions to corporate short-term and long-term goals and objectives for the prior year, as well as the individual and corporate goals and objectives for the current year. As a result of this qualitative review, the executive officers are not encouraged to engage in excessive risk-taking that could threaten the value of the financial institution. The Compensation Committee, as part of its evaluation, also considered the outcome of the “say-on-pay” vote by the shareholders at their meeting held in 2016.

Rule 14a-21(b) of the Exchange Act requires issuers to provide a nonbinding shareholder vote in a Proxy Statement at least every six years on whether the say-on-pay vote should occur every one, two, or three years. The Shareholders, at their meeting on April 25, 2013, voted to include an advisory vote on the compensation of the Company’s Named Executive Officers on an annual basis. In accordance with Rule 14a-21 of the Securities Exchange Act of 1934, the Company is not required to include this frequency proposal again until 2019.

The Compensation Committee and the Board of Directors have adopted a clawback policy relating to recovery of any incentive-based compensation paid out to an executive officer, or any employee, who is responsible for materially inaccurate financial statement, which is based on financial statements that are determined within three years after such payment to have been materially inaccurate in accordance with generally accepted accounting principles. As of the date of this Proxy Statement, the Company has not had any instances where its financial statements for prior accounting periods have been determined to be materially inaccurate.

Non-Equity Incentive Compensation Plans, Employment and Executive Continuity Agreements

Non-equity incentive compensation plans and employment and executive continuity agreements have been provided to our executive officers to aid in retention, to encourage continuity, to provide for non-compete requirements if employment is terminated, and to remain competitive with the compensation programs of comparable financial institutions.

Non-Equity Incentive Compensation Plans. The Compensation Committee believes that non-equity incentive plan compensation is a valuable element of overall executive officer compensation to motivate executive officers to achieve individual and corporate short-term and long-term strategic goals and objectives. Each Named Executive Officer was eligible for 50% of his salary or annual base compensation, or such other amount as determined by the Compensation Committee, as non-equity incentive compensation during 2016.

Messrs. Miller’s and Proctor’s employment agreements provide that they will be eligible during the term of their employment agreements for 50% of their base compensation as incentive compensation, or such other amount as determined by the Compensation Committee, following its evaluation of corporate and individual performance relative to the executive compensation established in said employment agreements, and such other measures that the Compensation Committee may consider in its sole discretion.

Fidelity and Fidelity Bank (“the Bank”) entered into incentive compensation agreements with Stephen H. Brolly as Chief Financial Officer and David Buchanan as Vice President in December 2014, providing that Messrs. Brolly and Buchanan will be eligible during 2015-2017 for 50% of their base compensation as incentive compensation, or such other amount as determined by the Compensation Committee, following its evaluation of corporate and individual performance relative to the executive compensation established in the Incentive Compensation Plan agreements, and such other measures that the Compensation Committee may consider in its sole discretion. Based on exceeding their 2016 individual goals and on the Company’s financial and corporate results, Messrs. Miller, Proctor, Brolly, and Buchanan were awarded incentive compensation of $400,000, $250,000, $125,000, and $200,000, respectively, paid in 2017. Notwithstanding the extent to which Messrs. Miller, Proctor, Brolly, and Buchanan exceeded their individual goals and the Company’s performance, the Compensation Committee elected to not award, in its discretion, incentive compensation in excess of the stated rate of 50%.

Employment Agreements. Based on the goals and objectives established by the Compensation Committee, executive officers are provided with employment and continuity agreements of various terms to provide them assurance of compensation following a change in control. The agreements serve as a retention program as well as a program to provide for non-compete requirements.

Fidelity and the Bank entered into an employment agreement in December 2014 with James B. Miller, Jr. as Chairman and Chief Executive Officer of Fidelity and the Bank for a three-year period effective January 1, 2015. The term of the agreement is subject to extension upon mutual agreement or in the event a change in control occurs prior to expiration of the then current term and terminates upon a termination of employment. The employment agreement provides for a base salary of $800,000 per year and makes Mr. Miller eligible for 50% of his base compensation as incentive compensation, or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion may consider. During the period commencing prior to a change of control and ending at the end of the employment period, Mr. Miller will receive a base salary equal to the greater of the highest base salary in effect during the 12 months prior to the date that is one year prior to a change of control and the highest base salary in effect during the year prior to a change of control. In the event of a change in control, the method of calculating incentive compensation during the employment period after a change in control may not be changed in any manner that would result in Mr. Miller receiving less incentive compensation than he would have otherwise been entitled to receive under the terms of the agreement.

Under the employment agreement, if Fidelity terminates Mr. Miller for any reason other than for cause, death, or total disability, or if Mr. Miller terminates employment for good reason, Mr. Miller will, upon execution of a release, receive a severance payment equal to three times his Final Compensation (defined below) less the aggregate amount to be paid in consideration for his agreement to the restrictive covenants as described below, paid over a 36-month period. The term “Final Compensation” means (i) base salary if the termination of employment occurs more than one year prior to a change of control, or (ii) the highest of the executive’s compensation for the 12 month period immediately preceding a change of control, the executive’s base salary in effect immediately preceding the change of control, or the executive’s base salary set at any time during the employment period if the termination occurs within one year of a change of control. If a severance payment were to be made under the current employment agreement, such payment would equal approximately $2.40 million, excluding payments related to continued participation in the employee benefit programs.

Mr. Miller is entitled to receive complete outplacement services up to a total cost of $20,000 for up to two years, or until Mr. Miller obtains full-time employment, whichever comes first. Mr. Miller will also be eligible to continue participation in Fidelity’s employee benefit programs for 18 months after the date of termination on the same basis as other executives. Mr. Miller is entitled to receive a payment if any of the benefits received by him under the agreement that is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”) in an amount such that after payment of all taxes, Mr. Miller retains an amount equal to the Excise Tax imposed on the benefits.

Additionally, the employment agreement provides that upon termination of Mr. Miller’s employment for any reason other than a termination of employment by Fidelity, for a period of 18 months after such termination (the “Non-Compete Period”), he will not engage in a competitive business within a 50 mile radius of Fidelity’s headquarters in Atlanta. Upon termination of Mr. Miller’s employment for any reason, for a period of 18 months after such termination, Mr. Miller will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of Mr. Miller’s non-compete agreement, he will receive an amount equal to 60% of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Miller’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $8.0 million payable to his designated beneficiaries or his estate.

The employment agreement provides that Fidelity will indemnify Mr. Miller and advance expenses incurred by Mr. Miller in any proceeding brought against Mr. Miller as a director or officer of Fidelity to the fullest extent permitted under the Articles of Incorporation and Bylaws of Fidelity and the Georgia Business Corporation Code. In the event of a dispute relating to the agreement, Fidelity agrees to pay or reimburse Mr. Miller for all legal fees and expenses incurred, irrespective of the disposition of the dispute, provided that the reasonableness of the fees must be determined by an independent arbitrator, using standard legal principles.

Fidelity and the Bank also entered into a new employment agreement in December 2014 with H. Palmer Proctor, Jr. as President of Fidelity and the Bank for a three-year period effective January 1, 2015. The term of the agreement is subject to extension upon mutual agreement or in the event a change in control occurs prior to expiration of the then current term and terminates upon a termination of employment. The employment agreement provides for a base salary of $500,000 per year and makes Mr. Proctor eligible for 50% of his base compensation as incentive compensation, or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures or modifications as the Compensation Committee at its sole discretion may consider. During the period commencing one year prior to a change of control and ending at the end of the employment period, Mr. Proctor will receive a base salary equal to the greater of the highest base salary in effect during the 12 months prior to the date that is one year prior to a change of control and the highest base salary in effect during the year prior to a change of control. In the event of a change in control, the method of calculating incentive compensation during the employment period after a change in control may not be changed in any manner that would result in Mr. Proctor receiving less incentive compensation than he would have otherwise been entitled to receive under the terms of the agreement.

Under the agreement, if Fidelity terminates Mr. Proctor for any reason other than for cause, death, or total disability, or if Mr. Proctor terminates employment for good reason, Mr. Proctor will, upon execution of a release, receive a severance payment equal to three times his Final Compensation, less the aggregate amount to be paid in consideration for his agreement to the restrictive covenants as described below, paid over a 36-month period. If a severance payment were to be made under the current employment agreement, such payment would equal approximately $1.50 million, excluding payments related to continued participation in the employee benefit programs.

Mr. Proctor is entitled to receive complete outplacement services up to a total cost of $20,000 for up to two years or until Mr. Proctor obtains full-time employment, whichever comes first. Mr. Proctor will also be eligible to continue participation in Fidelity’s employee benefit program for 18 months after the date of termination on the same basis as other executives. Mr. Proctor is entitled to receive a payment if any of the benefits received by him under the agreement that is subject to Excise Tax in an amount such that after payment of all taxes, Mr. Proctor retains an amount equal to the Excise Tax imposed on the benefits.

Additionally, Mr. Proctor agrees that upon termination of his employment for any reason other than a termination of employment by Fidelity, for a period of 18 months after such termination (the “Non-Compete Period”), he will not engage in a competitive business within a 50 mile radius of Fidelity’s headquarters in Atlanta. Upon termination of Mr. Proctor’s employment for any reason, for a period of 18 months after such termination, Mr. Proctor will not solicit customers or employees of Fidelity, and will not disclose any confidential information of

Fidelity. In consideration of Mr. Proctor’s non-compete agreement, he will receive an amount equal to 60% of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Proctor’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $1.50 million payable to his designated beneficiaries or his estate.

The employment agreement provides that Fidelity will indemnify Mr. Proctor and advance expenses incurred by Mr. Proctor in any proceeding brought against Mr. Proctor as a director or officer of Fidelity to the fullest extent permitted under the Articles of Incorporation and Bylaws of Fidelity and the Georgia Business Corporation Code. In the event of a dispute relating to the agreement, Fidelity agrees to pay or reimburse Mr. Proctor for all legal fees and expenses incurred, irrespective of the disposition of the dispute, provided that the reasonableness of the fees must be determined by an independent arbitrator, using standard legal principles.

Executive Continuity Agreements. Fidelity maintains executive continuity agreements with Stephen H. Brolly and David Buchanan to encourage such executive officers to continue their employment with Fidelity following a change of control. Each agreement ensures that the executive will maintain his salary and the method for calculating incentive compensation following a change of control for a period of time up to one year and will continue to have the benefit of incentive or other programs generally available to executives. Mr. Buchanan’s agreement provides that the life insurance policy in the face amount of $500,000 payable to Mr. Buchanan’s beneficiaries will not be terminated during this period of time. If either executive is terminated other than for cause, death, or total disability during the applicable change of control period, or the executive terminates his employment for good reason, the executive will, upon execution of a release, receive an amount equal to one time his Final Compensation less the aggregate amount to be paid in connection with the executive’s agreement not to compete with Fidelity, not to solicit its customers or employees, and to maintain the confidentiality of its confidential information. Additionally, each executive agrees that, for a period of 12 months (the “Non-Compete Period”), he will not engage in a competitive business within a 50 mile radius of Fidelity’s headquarters in Atlanta, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of such agreement, each executive will receive a payment equal to 40% of his base salary for each year or portion thereof during the Non-Compete Period. Mr. Buchanan’s agreement provides that he will also continue to be eligible to participate in Fidelity’s benefit plans for 12 months after the date of termination on the same basis as other executives. Mr. Brolly’s agreement provides that Fidelity will fully subsidize the otherwise required premium payment for any health care continuation coverage (e.g., COBRA), which is required by applicable law for a period of six months, and if such termination occurs within one year after a change of control, then Fidelity will subsidize such payments for a period of 12 months. Each executive will be entitled to outplacement services for a period up to two years that will be paid by Fidelity (with a maximum cost of $20,000). Each executive is entitled to receive a payment if any of the benefits received by the executive is subject to the Excise Tax in an amount such that after payment of all taxes, the executive retains an amount equal to the Excise Tax imposed on the benefits. The executives will not receive a duplication of benefits under the executive continuity agreements and any other agreement, program, or arrangement, because benefits paid under the executive continuity agreements will be reduced by any similar benefits paid otherwise.

If payments were to be made under the current executive continuity agreements, such payments would equal $250,000 and $400,000 for Messrs. Brolly and Buchanan, respectively, reduced for payments, if any, made under the agreements described above, excluding payments related to continued participation in the employee benefit programs and possible outplacement services as described above.

Each executive continuity agreement provides that Fidelity will indemnify the executive and advance expenses incurred by an executive in any proceeding brought against the executive as a director or officer of Fidelity to the fullest extent permitted under the Articles of Incorporation and Bylaws of Fidelity and the Georgia Business Corporation Code. In the event of a dispute relating to the executive continuity agreements, Fidelity agrees to pay or reimburse the executives for all legal fees and expenses incurred, provided that the reasonableness of the fees must be determined by an independent arbitrator, using standard legal principles.

What are the Elements of Compensation and How Each Element Fits into Overall Compensation Objectives
Annual Salary. The Compensation Committee believes that the most important element of executive officer compensation to attract, retain, and motivate executive officers in our market is annual salary, which is heavily weighted in the determination of each executive officer’s total compensation. The Compensation Committee believed that the executive officers acted decisively and effectively throughout 2016 and that their salaries are appropriate based upon their performance.

Bonus. The Compensation Committee does not provide for a bonus plan as an element of total executive officer compensation, although one-time discretionary bonuses have been awarded from time to time to certain executive officers for achievement and superior performance.

Incentive Compensation. As described above, each executive officer is eligible for 50% of his salary, or other base compensation, or such other amount as determined by the Compensation Committee, as incentive compensation. Such incentive compensation may be paid in the form of cash or equity. Stock options and restricted stock awards (“Awards”) are granted to executive officers from time to time to enhance the alignment of their objectives with those of shareholders in terms of building value, to provide an opportunity for increased levels of ownership by executive officers, to encourage executive officer retention through longer-term incentives, and to maintain competitive levels of total compensation. Options are generally awarded at the closing market price on the date of grant. The Compensation Committee has never granted options with an exercise price that is less than the closing price on the date of grant. The Compensation Committee tries to make equity based grants and stock option grants at times when they will not be influenced by scheduled releases of financial information. It does not otherwise time or plan the release of material non-public information to affect the value of executive compensation. The Compensation Committee will from time to time award options to new employees as an inducement to join the Company and these are generally awarded with the date of hire as the grant date.

In the event the Named Executive Officer’s continuous employment with the Company is terminated by the Named Executive Officer for Good Reason or by the Company without Cause within 12 months after a Change in Control (as defined), the assumed Award may vest in full upon such termination of employment, including with respect to the portion of the Award which had not previously vested, or as determined by the Compensation Committee.

How Perquisites and Welfare and Retirement Plans are Integrated into Overall Compensation
Perquisites. Perquisites comprise a small part of our total compensation package. The main perquisites we provide are the payment of country club dues and an automobile allowance or use of a company-owned automobile for selected officers. Although these perquisites involve incidental personal value, we believe they are reasonable and consistent with the overall compensation program to assist with attracting and retaining executive officers, and for interaction with customers and potential customers.

Broad-Based Welfare and Retirement Benefits. The purpose for welfare and retirement benefits is to ensure our compensation packages are competitive and to provide an opportunity for retirement savings. We maintain a number of broad-based welfare benefit plans that are available to all of our employees, including group medical, dental, disability, and life insurance plans, some of which are contributory. Our Named Executive Officers may participate in these plans. We also offer our employees, including the Named Executive Officers, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis.

SERPs. On December 23, 2014, the Bank entered into Salary Continuation Agreements (“SERP Agreements”) with certain officers of the Bank, including each of the Named Executive Officers, which became effective as of January 1, 2015. The SERP Agreements between the Bank and Messrs. Proctor, Buchanan, and Brolly provide that each such Named Executive Officer shall receive annual payments of $300,000, $250,000, and $100,000, respectively, upon attaining the age of 65, with such payments payable monthly over a period of 180 months (15 years). The SERP Agreement between the Bank and Mr. Miller provides that upon attaining the age of 80, Mr. Miller is entitled to a single lump sum payment equal to the present value of an annual benefit of $500,000, based on the assumption that the annual benefit is payable for 15 years in equal monthly installments at the beginning of each month. Each Named Executive Officer is also entitled to certain payments upon termination of employment prior to attaining the age to receive the benefit described above, or in the event of a change in control prior to attaining such age. Mr. Brolly’s SERP Agreement provides that any payment due in the event of an early termination is subject to vesting, with 20% vested until May 21, 2017, 40% vested thereafter until May 21, 2018, 60% thereafter until May 21, 2019, 80% vested thereafter until May 21, 2020, and 100% vested on and after May 21, 2021. The payment of the benefits to each Named Executive Officer is subject to forfeiture provisions if such Named Executive Officer’s employment is terminated with cause, or if such Named Executive Officer commits suicide, makes any material misstatement, or is subject to a final removal, or prohibition order issued by an appropriate federal banking agency under the Federal Deposit Insurance Act.

Officer Split Dollar Agreements. In January 2015, the Bank entered into split dollar agreements and endorsements to provide for the division of death proceeds under certain life insurance policies owned by the Bank on the lives of certain officers of the Bank (including Messrs. Proctor, Buchanan, and Brolly) with each such officer’s designated beneficiaries (the “Officer Split Dollar Agreements”). The Bank has the right to exercise all incidents of ownership of the life insurance policies and may terminate such policies without the consent of the officers. The Bank maintains at all times ownership of the cash value of the insurance policies. Under the Officer Split Dollar Agreements, if the officer dies prior to termination of his employment with the Bank, the officer’s designated beneficiary will be entitled to a benefit equal to the accrued liability at retirement from the officer’s SERP limited to 100% of the Net Amount at Risk insurance portion of the proceeds. For purposes of the Officer Split Dollar Agreements, “Net Amount at Risk” means the difference between the total death proceeds payable under the insurance policies less the aggregate cash value of the policies measured as of the date giving rise to the need for such calculation. The officer’s rights under each Officer Split Dollar Agreement may be reduced or eliminated if he fails to cooperate with the Bank or the insurer with regards to the policies. In addition, no benefits will be paid if the officer commits suicide or if the insurer denies coverage for any reason, provided, however, that the Bank will evaluate the reasons for denial and, upon advice of legal counsel and in its sole discretion, consider judicially challenging such denial.

Gap Coverage Split Dollar Agreements. During the first quarter of 2015, the Bank entered into additional split dollar agreements and endorsements to provide for the division of death proceeds under certain life insurance policies owned by the Bank on the lives of Messrs. Miller, Proctor, and Buchanan with each such Named Executive Officer’s designated beneficiaries (the “Gap Coverage Split Dollar Agreements”). The purpose of the Gap Coverage Split Dollar agreements is to fund any shortfall between the amount of benefits payable under certain life insurance policies obtained by the Bank in the 1990’s insuring the lives of these Named Executive Officers and the amount of life insurance benefits the employment agreements with these Named Executive Officers provide are to be paid to such Named Executive Officers’ beneficiaries upon death. The Bank may replace the life insurance policies with comparable policies to cover the benefits under the Gap Coverage Split Dollar Agreements. Each Gap Coverage Split Dollar Agreement will terminate if the Named Executive Officer makes a material misstatement, or upon distribution of the life proceeds.

Summary Compensation Table
The following table sets forth the annual total compensation paid by Fidelity and its subsidiaries for 2016, 2015, and 2014 to our Named Executive Officers.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	Restricted Stock Awards(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation		Total
James B. Miller, Jr. Chairman and Chief Executive Officer	2016	$800,000	$400,000	$2,233,750	$968,060	$196,669	(1)	$4,598,479
	2015	800,000	150,000	—	997.048	120,814		2,067,862
	2014	750,000	650,000	—	—	127,585		1,527,585

Stephen H. Brolly Chief Financial Officer	2016	250,000	125,000	446,750	27.966	36,459	(2)	886,175
	2015	250,000	50,000	—	—	14,097		314,097
	2014	250,000	50,000	—	—	23,011		323,011

H. Palmer Proctor, Jr. President	2016	500,000	250,000	1,340,250	137,592	91,089	(3)	2,318,931
	2015	500,000	100,000	—	143,910	47,438		791,348
	2014	500,000	100,000	—	—	59,231		659,231

David Buchanan Vice President	2016	400,000	200,000	893,500	329,239	73,812	(4)	1,896,551
	2015	400,000	80,000	—	339,671	47,845		867,516
	2014	400,000	80,000	—	—	55,406		535,406

(1)
Includes $8,248 for personal use of a company automobile and $105,708 for life insurance for Mr. Miller under split-dollar and bank owned life insurance policies (based on insurance tables providing the cost of term life insurance for comparable coverage). Also includes $67,416 for cash dividends on restricted stock.

(2)
Includes Fidelity’s matching contributions of $7,750 to Mr. Brolly’s account in the 401(k) Plan and $1,938 under split-dollar life insurance policies (based on insurance tables providing the cost of term life insurance for comparable coverage). Also includes $1,500 in the Health Savings Account, and $13,244 for cash dividends on restricted stock.

(3)
Includes Fidelity’s matching contributions of $7,083 to Mr. Proctor’s account in the 401(k) Plan, $1,722 for personal use of a company automobile, and $6,129 under split-dollar life insurance policies (based on insurance tables providing the cost of term life insurance for comparable coverage). Also includes $1,500 in the Health Savings Account, $8,136 for annual club fees based on personal use, and $50,616 for cash dividends on restricted stock.

(4)
Includes Fidelity’s matching contributions of $7,950 to Mr. Buchanan’s account in the 401(k) Plan, $2,046 for personal use of a company automobile, and $8,651 under a split-dollar life insurance policy (based on insurance tables providing the cost of term life insurance for comparable coverage). Also includes $1,500 in the Health Savings Account and $38,608 for cash dividends on restricted stock.

(5)	The aggregate grant date fair value of the stock and option awards is calculated in accordance with FASB ASC Topic 718.
Grants of Plan-Based Awards for 2016
The table below summarizes all grants of plan-based awards to the Named Executive Officers in 2016:

Name	Award Type (1)	Grant Date	Stock Awards; Number of Shares of Awards	Grant Date Fair Value of Stock Awards (2)
James B. Miller, Jr.	RS	01/21/16	125,000	$2,233,750
Stephen H. Brolly	RS	01/21/16	25,000	446,750
H. Palmer Proctor, Jr.	RS	01/21/16	75,000	1,340,250
David Buchanan	RS	01/21/16	50,000	893,500

(1)
Restricted Stock awarded under the 2006 Equity Incentive Plan as amended. The Restricted Stock awards vest one-third per year for three years beginning January 21, 2017. Restricted Stock has no performance criteria. Vesting is based on continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control).

(2)
The market value of stock awards of $17.87 per share is computed by using the closing price of a share of the Company’s Common Stock as quoted on the NASDAQ Global Select Market at close of business of grant date. The aggregate grant date fair value of grants of restricted stock is calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2016
The following table sets forth the outstanding equity awards at December 31, 2016, for the Named Executive Officers:

	Option Awards			Stock Awards

Name	Number of securities underlying unexercised options exercisable	Option exercise price	Option expiration date	Equity Incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity Incentive plan awards: market or payout value of unearned shares, units, or other rights that have not vested(1)
James B. Miller, Jr.	50,000	$9.00	12/21/2017	135,000	$3,195,450
Stephen H. Brolly	—	—	—	25,000	591,750
H. Palmer Proctor, Jr.	—	—	—	100,000	2,367,000
David Buchanan	—	—	—	75,000	1,775,250

(1)	The market value is based on the closing price of the Company’s Common Stock at December 31, 2016, of $23.67 multiplied by the number of unvested awards.

Option Exercises and Stock Vested for 2016
The table below sets forth the value realized upon vesting of restricted stock awards for the Named Executive Officers during 2016. The Named Executive Officers did not exercise any Stock Options during 2016:

	Stock Awards
Name	Number of shares acquired on vesting	Value realized on vesting(2)
James B. Miller, Jr.	18,400	$322,179
Stephen H. Brolly	5,183	85,830
H. Palmer Proctor, Jr.	35,900	652,754
David Buchanan	35,900	652,754

(1)	Represents the value realized by multiplying the number of restricted stock awards vesting by the closing price of the Company’s Common Stock on the date of vesting.

Pension Benefits

The following table presents selective retirement benefit information for 2016 for each Named Executive Officer that was a participant in the Salary Continuation Plan:

Pension Benefits at December 31, 2016

Name	Plan Name	Number of Years of Credited Service (1)	Present value of accumulated benefit (2)	Payments during 2016
James B. Miller, Jr.	Salary Continuation Agreement	2.0	$1,863,635	$—
Stephen H. Brolly	Salary Continuation Agreement	2.0	111,709	—
H. Palmer Proctor, Jr.	Salary Continuation Agreement	2.0	211,618	—
David Buchanan	Salary Continuation Agreement	2.0	607,385	—

(1)
Credited service years under the SERP Agreements differ from years of actual service with the Company. Vesting under the SERP agreements is based on years of service since employment and the formula used to calculate accumulated benefits under ASC 710 is based on years of plan participation.

(2)	The SERP Agreements are accounted for utilizing ASC 710 with a discount rate of 4.05% as of December 31, 2016.

Nonqualified Deferred Compensation

There is a nonqualified deferred compensation plan available to executive officers to provide an opportunity to defer amounts in addition to that which may be deferred under the 401(k) Plan. Under the nonqualified deferred compensation plan, the Board or its designee specifies the employees eligible to participate in the plan and the effective date and period of each such employee’s eligibility to participate. The amount deferred by the participant is deducted each pay period in which the participant has compensation during the period of participation. Upon written notice by December 31st each year, a participant may increase, decrease, or discontinue the deferral election for the following year. A participant’s interest in the value of the account is 100% vested and non-forfeitable.

The participant’s account is credited with earnings (or losses) determined assuming the amounts credited to the account were invested in the investment funds the participant has selected from the funds made available from time to time under the plan for such purpose. There is no current or potential future cost to the Company.

Unless the participant has specified a date for the commencement of distributions, on the participant’s termination of service with, or retirement from, the Company, the amounts credited to the account shall be paid commencing as soon as feasible after such termination of service or retirement; provided that in the case of a participant that is a “key employee” (as defined in Section 409A), if the stock of the Company is then publicly traded on an established securities market or otherwise, any amounts that become payable from this plan within the first six months after such participant’s termination shall be delayed and paid immediately following the close of such sixth month (or, if earlier, the date of such participant’s death).

In no event will a distribution of any part of a participant’s account be made prior to the earliest of (i) the participant’s termination of service unless the participant has specified a later date in an election then in effect, (ii) the date specified by the participant in the most recent election then in effect, (iii) the date the participant becomes disabled, (iv) the death of the participant, or (v) the occurrence of an unforeseeable emergency.

At the end of each year, the Board (or its designee) determines whether there will be an employer contribution credit for the year. Such determination is made on an individual participant basis, with the Board having absolute discretion to determine whether an individual participant will be credited with an employer contribution, the amount of such contribution, and the conditions the participant must satisfy to be credited with such contribution. Although the plan permits Company contributions, there have been no Company contributions to this plan for the past five years.

The following table sets forth the nonqualified deferred compensation transactions for the year ended December 31, 2016, and the aggregate balance at December 31, 2016, for the Named Executive Officers:

Nonqualified Deferred Compensation at December 31, 2016

Name	Executive Contributions in 2016	Aggregate Earnings at 12/31/16	Aggregate Balance at 12/31/16
James B Miller	$—	$—	$—
Stephen H. Brolly	—	—	—
H. Palmer Proctor, Jr.	—	—	—
David Buchanan	132,000	86,914	1,479,369

There were no Company contributions to, or withdrawals, or distributions from, this plan for the year ended December 31, 2016.
Agreements with Executive Officers and Post-Employment Compensation

Messrs. Miller, Proctor, Brolly, and Buchanan have entered into employment and/or executive continuity agreements, SERPS, and Split Dollar Agreements that are described in the Compensation Discussion and Analysis section.

There were no other arrangements or understandings between executive officers or nominees for directors with any other person who was or is to be selected as a director, executive officer, or nominee.

Tax and Accounting Considerations

The Company’s compensation programs are affected by each of the following:

•
Accounting for Stock-Based Compensation-The Company accounts for stock-based compensation in accordance with the requirements of ASC 718. The Company also takes into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

•
Section 162(m) of the Internal Revenue Code-This section limits the deductibility of compensation for our Chief Executive Officer and our other Named Executive Officers unless the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m).

•
Section 409A of the Internal Revenue Code-Section 409A imposes additional significant taxes in the event that an executive officer, director, or service provider received “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that our plans have been designed and are operating to appropriately comply with Section 409A.

•
Accounting for Deferred Compensation Plan-The Company accounts for deferred compensation plans as it relates to the SERP Agreements in accordance with the requirements of ASC 710. The Company also takes into consideration ASC 710 and other generally accepted accounting principles in determining changes to policies and practices for its post-retirement benefit programs.

In making compensation decisions, the Compensation Committee takes into consideration the foregoing accounting and tax rules.

Executive Share Ownership Guidelines

The Compensation Committee strongly encourages share ownership by the Company’s directors and executive officers. However, in light of the significant ownership positions of the Company’s directors and officers, the Company has not imposed formal ownership guidelines as of December 31, 2016. The Compensation Committee may recommend that the Board of Directors adopt share ownership requirements in the future should it believe such requirements to be in the best interest of the Company and its shareholders. Details regarding the ownership positions of the Company’s directors and Named Executive Officers are set forth under “Security Ownership of Certain Beneficial Owners and Management.”

Compensation of Nonemployee Directors

During 2016, each nonemployee director of Fidelity received a $12,000 annual retainer, paid in four quarterly installments, divided equally between Fidelity and the Bank. In addition, each nonemployee director received $2,000 for each Fidelity and the Bank Board of Directors’ meeting attended and $1,000 for each committee meeting attended and each director is eligible for equity awards.

Director compensation is reviewed periodically by the Compensation Committee and adjustments are recommended to the Board. The retainers and fees are believed to be competitive and appropriate to attract and retain well-qualified and committed members.

The following table sets forth the compensation of nonemployee directors for the year ended December 31:

	Director Compensation
Name	Fees Earned or Paid in Cash	Stock Options(3)	Total
Major General (Ret) David R. Bockel (1)	$44,000	$47,900	$91,900
Wm. Millard Choate (2)	35,000	47,900	82,900
Dr. Donald A. Harp, Jr. (1)	48,000	47,900	95,900
Kevin S. King, Esq. (1)	44,000	47,900	91,900
William C. Lankford, Jr.(1)	44,000	47,900	91,900
W. Clyde Shepherd III (2)	47,000	47,900	94,900
Rankin M. Smith, Jr. (2)	43,000	47,900	90,900

(1)	Each of these directors received stock in lieu of cash for 50% of their director fees.

(2)	Each of these directors received stock in lieu of cash for 100% of their director fees.

(3)
Each of these director was awarded 10,000 nonqualified stock options on January 21, 2016, with an option exercise price of $17.87, an option expiration date of January 21, 2021, and a vesting schedule of one-third for three years beginning January 21, 2017.

James B. Miller, Jr., the Company’s Chairman and Chief Executive Officer, and H. Palmer Proctor, Jr., the Company’s President, are not included in the above table as they are employees of the Company and receive no compensation for their services as directors. The compensation received by Messrs. Miller and Proctor as employees of the Company is shown in the Summary Compensation Table on page 15.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of nonemployee directors, each of whom has been determined in the Board’s business judgment to be independent based on the NASDAQ independence standards.

The Compensation Committee has reviewed Fidelity’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2016, and has discussed the contents with management.

Based upon the review and discussion noted above, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the 2016 Annual Report. The Compensation Discussion and Analysis sets forth the committee’s (1) description of each senior executive officer compensation plan and explanation of how each Named Executive Officer compensation arrangement does not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution, (2) identification of the employee compensation plans and explanation of how any unnecessary risks posed by the plans have been limited, and (3) explanation of how the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Major General (Ret) David R. Bockel, Chairman
Dr. Donald A. Harp, Jr.
Kevin S. King, Esq.
Rankin M. Smith, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are Major General (Ret) David R. Bockel, Chairman, Dr. Donald A. Harp, Jr., Kevin S. King, Esq., and Rankin M. Smith, Jr. No member of the Compensation Committee is or was an officer or employee of Fidelity or any subsidiary. There are no Compensation Committee interlocks between Fidelity and other entities involving Fidelity’s executive officers and members of the Board of Directors who serve as executive officer or board member of such other entities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Fidelity has a written related person transaction policy that governs the identification, approval, ratification, and monitoring of any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors of Fidelity must approve all such transactions under the policy. No member of the Board of Directors may participate in any review or approval of a transaction with respect to which such member or any of his family members is a related person.

During 2016, the Bank paid $1.295 million to Choate Construction Company, of which Mr. Choate, a director in 2016, is the President and the majority shareholder. The payments were in connection with remodeling or renovating branches for the Bank. The Board of Directors approved the transactions, with Mr. Choate abstaining, determining that they were made on terms no less favorable than the terms generally available to an unaffiliated third party under the same or similar circumstances, and complied with Fidelity’s established policy. After review of the facts, it has been determined that Mr. Choate is still considered independent under the NASDAQ Marketplace Rule.

The Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of Fidelity and its subsidiaries, including members of their families, or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such loans do not involve more than the normal risks of repayment nor present other unfavorable features. As of December 31, 2016, the Bank had loan commitments to executive officers and directors and their controlled entities aggregating approximately $4.11 million, with $3.52 million loans outstanding.

CODE OF ETHICS

The Board of Directors of Fidelity has adopted a Conflict of Interest/Code of Ethics Policy (the “Code”) applicable to all of its directors and employees, including its chief executive officer and each of its senior financial officers, which complies with applicable regulations under the federal securities laws and the NASDAQ Marketplace Rules. The Code is available under the Investor Relations section of our website at www.fidelitysouthern.com. Fidelity intends to disclose any amendment or waiver to the Code by posting such information on its website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects the number of shares of Common Stock beneficially owned as of March 6, 2017, by (1) each person known to be the beneficial owner of more than five percent of the Common Stock, (2) each director, (3) each Named Executive Officer, and (4) all directors and executive officers as a group.

Unless otherwise indicated, each of the named individuals and each member of the group have sole, or shared voting power, or investment power with respect to the shares shown. Unless otherwise indicated, the address of each person or entity named in the table is c/o Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole, or shared voting power, or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of March 6, 2017, through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, CA 94105-2618	2,887,057		11.04%
The Banc Funds Co, LLC 20 North Wacker Drive Suite 3300 Chicago, IL 60606-3105	1,571,486		6.01%
James B. Miller, Jr.	3,394,574	(1)	12.86%
Major General (Ret) David R. Bockel	51,325	(2)	*
Wm. Millard Choate	237,616	(3)	*
Dr. Donald A. Harp, Jr.	27,191	(4)	*
Kevin S. King, Esq.	62,884	(5)	*
William C. Lankford, Jr.	11,943	(6)	*
H. Palmer Proctor, Jr.	283,278	(7)	1.07%
W. Clyde Shepherd III	367,403	(8)	1.39%
Rankin M. Smith, Jr.	241,326	(9)	*
Stephen H. Brolly	37,604		*
David Buchanan	256,593		*
All directors and executive officers as a group (11 persons)	4,971,737	(10)	18.77%
*Less than 1%.

(1)
Includes 50,000 shares that Mr. Miller has the right to acquire pursuant to outstanding stock options, 260,507 shares held by one of Mr. Miller’s grandchildren and a family trust, and 254,443 shares held by a family partnership, a company of which Mr. Miller and his wife’s trust own 40%. Also includes 110,071 shares owned by his wife’s trust.

(2)	Includes 16,001 shares that Major General (Ret) Bockel has the right to acquire pursuant to outstanding stock options and 297 shares held by his wife.

(3)	Includes 16,001 shares that Mr. Choate has the right to acquire pursuant to outstanding stock options.

(4)	Includes 3,333 shares that Dr. Harp has the right to acquire pursuant to outstanding stock options.

(5)	Includes 16,001 shares that Mr. King has the right to acquire pursuant to outstanding stock options and 42,152 shares held by his wife

(6)	Includes 3,333 shares that Mr. Lankford has the right to acquire pursuant to outstanding stock options and 2,500 shares held by his wife.

(7)	Includes 23,006 shares held by Mr. Proctor’s children and 21,483 shares held by his wife.

(8)
Includes 16,001 shares that Mr. Shepherd has the right to acquire pursuant to outstanding stock options, 39,998 shares held by a Shepherd family foundation, 5,784 shares held by a family partnership, and 2,078 shares held by Mr. Shepherd’s child.

(9)	Includes 16,001 shares that Mr. Smith has the right to acquire pursuant to outstanding stock options, 6,305 shares held by trust, and 334 shares held by his wife.

(10)	Includes 136,671 shares that the beneficial owners have the right to acquire pursuant to outstanding stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Fidelity’s directors, executive officers, and persons who own more than 10% of the Common Stock of Fidelity to file reports of ownership changes with the SEC. To the Company’s knowledge, during 2016, all reports of beneficial ownership of securities were filed with the SEC in a timely manner.

AUDIT COMMITTEE REPORT

Fidelity’s Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Marketplace Rules, Section 10A-3 of the Exchange Act and have the knowledge and experience required by Rule 4350(d).
The Audit Committee has reviewed Fidelity’s Annual Report on its Form 10-K and the audited consolidated financial statements for the year ended December 31, 2016, and discussed the financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Fidelity’s independent registered public accountants, those matters required to be discussed by Statement of Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the members of the Audit Committee have discussed the independence of Ernst & Young LLP. The Audit Committee has also reviewed the Report of Management on Internal Control Over Financial Reporting and Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm with management, the internal auditors, and Ernst & Young LLP. The Audit Committee has determined that the providing of professional services by Ernst & Young LLP, in addition to audit-related services, is compatible with the maintenance of the accountant’s independence.
Based upon the review and discussions noted above, the Audit Committee has recommended to the Board of Directors of Fidelity, and the Board has approved, that the audited consolidated financial statements of Fidelity be included in its Annual Report on its Form 10-K for the fiscal year ended December 31, 2016, and be filed with the SEC.

Dr. Donald A. Harp, Jr., Chairman
Major General (Ret) David R. Bockel
William C. Lankford, Jr.
W. Clyde Shepherd III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the consolidated financial statements of Fidelity and the evaluation of Fidelity’s internal control over financial reporting as of December 31, 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

FEES PAID BY FIDELITY TO ERNST & YOUNG LLP
The following table sets forth the fees paid by Fidelity for audit and other services provided by Ernst & Young LLP for fiscal years 2016 and 2015:

	2016	2015
Audit Fees (1)	$733,450	$683,878
Audit-Related Fees (2)	33,700	32,500
Total	$767,150	$716,378

(1)
Audit fees represent fees for professional services provided in connection with the audit of the financial statements, review of the quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings, including the audit of management’s assessment over financial reporting.

(2)	Audit-related fees consist primarily of accounting consultation, employee benefit plan audits, and other attestation services.
The Audit Committee approved all audit services provided by Fidelity’s independent registered public accountants during 2016 and 2015 on a case-by-case basis in advance of each engagement. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Fidelity’s independent registered public accounting firm and associated fees for any non-audit service, provided that the Chairman shall report any decisions to pre-approve such non-audit services and fees to the full Audit Committee at its next regular meeting. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the “de minimis” exception by the SEC for the provision of non-audit services.
SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in our Proxy Statement and voted on at the 2018 Annual Meeting of Shareholders must be received at our offices at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, Attention: Corporate Secretary, on or before November 23, 2017. Shareholders may also present at the 2017 Annual Meeting any proper proposal that is not disclosed in this Proxy Statement for that meeting without prior notice to Fidelity. As discussed in Shareholder Nominees on page 3, any proposed director nomination by a shareholder must be submitted on or before November 1 immediately preceding the next Annual Meeting of Shareholders.
COMMUNICATIONS WITH FIDELITY AND THE BOARD
The following options are available to shareholders who want to communicate with Fidelity or the Board:

To communicate with the Board of Directors, address communications to the Board of Directors in care of the Corporate Secretary of Fidelity at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. Communications that are intended specifically for a designated director should be addressed to the director in care of the Corporate Secretary of Fidelity at the above address. The Corporate Secretary shall cause the communications to be delivered to the addressees.

To receive information about Fidelity or the Bank, one of the following methods may be used:

•	The Bank’s website, located at www.lionbank.com, contains product and marketing data.

•
Fidelity’s website, Investor Relations section, located at www.fidelitysouthern.com, contains Fidelity financial information in addition to Audit, Compensation, and Nominating & Governance Committee Charters, and Fidelity’s Conflict of Interest Policy/Code of Ethics. Online versions of Fidelity’s Annual Reports, Proxy Statements, Forms 10-K and 10-Q, press releases, and other SEC filings are also available through this website.

•	Fidelity’s 2016 Annual Report will be furnished free of charge upon written requests.

To contact us, please call Fidelity Investor Relations at (404) 240-1504, or send correspondence to Fidelity Southern Corporation, Attn: Investor Relations, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Management knows of no matters, other than matters described in this Proxy Statement, that are to be brought before the Annual Meeting. If any other matter should be presented for consideration and voted upon, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of Fidelity.

By Order of the Board of Directors,
Martha C. Fleming
Corporate Secretary
March 23, 2017

FIDELITY SOUTHERN CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 26, 2017.

Vote by Internet

- Go to **www.investorvote.com/LION**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touchtone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - James B. Miller, Jr.	☐	☐	☐	02 - Major General (Ret) David R. Bockel	☐	☐	☐	03 - Wm. Millard Choate	☐	☐	☐
04 - Donald A. Harp, Jr.	☐	☐	☐	05 - Kevin S. King	☐	☐	☐	06 - William C. Lankford, Jr.	☐	☐	☐
07 - H. Palmer Proctor, Jr.	☐	☐	☐	08 - W. Clyde Shepherd III	☐	☐	☐	09 - Rankin M. Smith, Jr.	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.	☐	☐	☐	3. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 P C F

02JLTA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FIDELITY SOUTHERN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – APRIL 27, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Wm. Millard Choate and H. Palmer Proctor, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Fidelity Southern Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 27, 2017, at 3:00 p.m. at the offices of the Company located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, GA 30305, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated, and signed on the other side)